Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Clough Funds Trust (the “Trust”) Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Trust’s Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form N-1A, No. 333-204408) of Clough Funds Trust of our report dated December 23, 2015 on the financial statements and financial highlights of the Clough Global Long/Short Fund (the “Fund”), included in the Fund’s Annual Reports to Shareholders for the fiscal period ended October 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 25, 2016